Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on S-1 (No. 333-271910) of COtwo Advisors Physical European Carbon Allowance Trust of our report dated January 6, 2025, relating to the financial statements of COtwo Advisors Physical European Carbon Allowance Trust.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 24, 2025